Exhibit 99

Financial Measures That Supplement Generally Accepted Accounting Principles
General Electric Company and Consolidated Affiliates

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under SEC regulations. Specifically, we have referred to:

  net revenues (revenues from services less interest and other financial charges) of the Commercial Finance and Consumer Finance segments; and

  second quarter 2004 industrial sales growth excluding the Energy business in the second quarters of 2004 and 2003; and

  delinquency rates on managed financing receivables of the Commercial Finance and Consumer Finance segments.

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Net Revenues

We provided reconciliations of net revenues to reported revenues for these segments on pages 23 and 25, respectively. Because net revenues is a common industry measure of margin, these disclosures enable investors to compare the results of our businesses with results of others in the same industry.

Industrial Sales Growth
	Second quarter ended June 30

(In millions)	2004	2003	V%

Industrial sales as reported	$19,995	$17,640
Less Energy sales	4,028	4,597

Industrial sales excluding Energy	$15,967	$13,043	22

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by unusual factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that presentation of second quarter 2004 growth in industrial sales without the decline in heavy-duty gas turbine sales is useful to investors.

(1)

Delinquency Rates on Managed Financing Receivables

Approximate delinquency rates on financial receivables follow.

CONSUMER FINANCE
At

6/30/04		12/31/03	6/30/03

Managed	5.58%	5.57%	5.81%
Off-book	4.23%	4.58%	4.55%
On-book	5.73%	5.67%	5.97%

COMMERCIAL FINANCE
At

6/30/04		12/31/03	6/30/03

Managed	1.67%	1.37%	1.84%
Off-book	0.27%	0.72%	1.13%
On-book	1.70%	1.55%	2.04%

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and securitized portfolios, which are relevant to our overall performance.

(2)